SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Brantley Capital Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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20600 Chagrin Boulevard, Suite 1150

Cleveland, Ohio 44122

January   , 2002

Dear Stockholder:

      You are cordially invited to attend the Special Meeting of the Stockholders of Brantley Capital Corporation, a Maryland corporation, to be held on February 28, 2002 at 1:30 p.m. Eastern Time, at the Residence Inn, Beachwood, Ohio, for the purposes set forth on the enclosed Notice of Special Meeting of Stockholders.

      At the meeting, you will be asked to consider and vote upon a proposal to authorize us to sell up to 6,000,000 shares of common stock at prices per share below the then-current net asset value per share, though not less than (i) $9.00 per share and (ii) the market price at the time of the offering. If the proposal is approved, we would be authorized to sell common stock at such prices for a period of one year.

      We previously scheduled a special meeting of stockholders for November 26, 2001, but postponed that meeting so that stockholders could have a full opportunity to consider the details of a revised proposal developed by the Board of Directors as set forth in the enclosed Proxy Statement. The revised proposal:

•	reduces the number of shares authorized to be issued to 6,000,000 from 12,500,000; and

•	provides that any shares sold will be sold at prices greater than or equal to (i) $9.00 per share and (ii) the market price at the time of the offering.

      While we recognize that an offering of our common stock may be dilutive to net asset value, it is not our intention for any offering to be dilutive to the current market price of our stock. As a business development company, we are prohibited from offering shares of our common stock at prices less than the market price per share.

      The purpose of this proposal is to strategically complement our existing private equity and long term debt portfolio with interest paying mezzanine securities that will create current income. Shares of business development companies that invest primarily in mezzanine investments tend to trade at a premium to net asset value per share due to the expectation of current income produced by such investments. Current market conditions, influenced by more stringent credit standards of commercial banks and more conservative capital structures sought by entrepreneurs and equity sponsors, have created an opportunity for us to expand our mezzanine investment portfolio at this time. In addition, a public offering of our common stock may provide greater liquidity of our stock.

      In connection with this strategic plan, our investment adviser has notified the Board that the investment adviser will defer the portion of its investment advisory fee attributable to any increase in net assets resulting from a public offering of our common stock. The deferred portion of the fee would become payable when the closing price per share of our common stock reaches $12.00 on any three consecutive trading days after a public offering.

      Consistent with our commitment to reduce the discount at which our common stock trades relative to net asset value, the Board of Directors believes that the revised proposal is advisable and in the best interests of the Company and its stockholders and strongly urges you to vote FOR the proposal.

      Stockholders who submitted proxies for the previously scheduled November 26, 2001 meeting must submit a new proxy, vote over the telephone or via the internet or vote in person at the special meeting in order for their vote to be counted.

      More detailed information concerning the proposal is set forth in the accompanying Proxy Statement, which you should read carefully before completing and returning the enclosed proxy.

Sincerely,

ROBERT P. PINKAS
Chairman of the Board, Chief Executive Officer and Treasurer

Your vote is very important. The Board recommends that you vote FOR the authorization of the Company, for a period of one year, to sell up to 6,000,000 shares of common stock at prices per share below the then-current net asset value per share; provided, that any shares sold will be sold at prices per share equal to or greater than (i) $9.00 per share and (ii) the market price at the time of the offering.

BRANTLEY CAPITAL CORPORATION

20600 Chagrin Boulevard, Suite 1150
Cleveland, Ohio 44122

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on February 28, 2002

      Notice is hereby given that a Special Meeting of the Stockholders of Brantley Capital Corporation, a Maryland corporation (the “Company”), will be held on February 28, 2002 at 1:30 p.m. Eastern Time, at the Residence Inn, Beachwood, Ohio, for the following purposes:

1.	To authorize the Company, for a period of one year, to sell up to 6,000,000 shares of its Common Stock, at prices per share below the then-current net asset value per share; provided that the price per share shall be greater than or equal to (i) $9.00 per share and (ii) the market price at the time of the offering;

2.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

      The holders of record of shares of Common Stock of the Company at the close of business on January 11, 2002 will be entitled to receive notice of and vote at the Special Meeting.

      It is important to your interests that all stockholders participate in the affairs of the Company, regardless of the number of shares you own. Accordingly, we urge you promptly to fill out, sign and return the enclosed proxy or vote over the telephone or via the internet even if you plan to attend the meeting. You have the option to revoke the proxy at any time prior to the meeting, or to vote your shares personally on request if you attend the meeting.

By order of the Board of Directors,

PAUL H. CASCIO
Vice President and Secretary

January   , 2002

BRANTLEY CAPITAL CORPORATION

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

To Be Held on February 28, 2002

       The proxy that accompanies this statement is being solicited by the Board of Directors (the “Board”) of Brantley Capital Corporation, a Maryland corporation (the “Company”), for use at the Special Meeting of the Stockholders (the “Special Meeting”) to be held on February 28, 2002, or at any adjournment thereof. This proxy statement was first mailed on or about January   , 2002 to stockholders of record on January 11, 2002.

      On October 26, 2001, the Company mailed a proxy statement to stockholders soliciting votes on a proposal to authorize the Company for a period of one year to sell up to 12,500,000 shares of common stock, par value $.01 per share (the “Common Stock”) at prices per share below the then-current net asset value per share. After considering stockholder concerns about the proposal, the Board met on November 20, 2001 to discuss postponing the special meeting of stockholders and revising the proposal in order to better clarify the Company’s intentions. The Board unanimously approved revising the proposal to reduce the number of shares being authorized to 6,000,000 and to provide that such shares may only be sold at prices equal to or greater than (i) $9.00 per share and (ii) the market price at the time of the offering.

      Stockholders who submitted proxies for the previously scheduled November 26, 2001 meeting must submit a new proxy, vote over the telephone or via the internet or vote in person at the Special Meeting in order for their vote to be counted.

      Any stockholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy, submitting a new vote over the telephone or via the internet or by giving notice of revocation to the Company in writing or in the open meeting. However, the mere presence at the meeting of the stockholder granting a proxy does not revoke the proxy. Unless revoked as stated above, the shares of Common Stock represented by valid proxies will be voted on all matters to be acted upon at the meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the meeting, but shares that are voted as abstentions and broker non-votes, together with any other shares not voted at the Special Meeting, will have the effect of a vote against the proposal. A broker non-vote exists where a broker proxy indicates that the broker is not authorized to vote on a particular proposal.

      The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company, or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock held of record by such brokers, custodians, nominees or fiduciaries, each of whom will be reimbursed by the Company for its expenses in so doing. In addition, the Company has retained Georgeson Shareholder Communications, Inc., a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee estimated to be $15,000, plus reimbursement of out-of-pocket expenses.

      The record date for determination of stockholders entitled to vote at the Special Meeting is January 11, 2002. As of January 11, 2002, the outstanding voting securities of the Company consisted of 3,810,535 shares of Common Stock. Each share of Common Stock has one vote. The presence, in person or by proxy, of the holders of a majority of the Common Stock of the Company outstanding and entitled to be cast shall constitute a quorum for the purposes of the Special Meeting.

      The Company’s investment adviser, Brantley Capital Management, L.L.C. (the “Investment Adviser”), is located at 20600 Chagrin Boulevard, Suite 1150, Cleveland, Ohio, 44122. The Company’s administrator is State Street Bank and Trust Company, located at 225 Franklin Street, Boston, Massachusetts, 02110.

      The Company’s audited financial statements are contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the “Annual Report”), which previously has been provided to stockholders. Such report, and the financial statements contained therein, are not to be considered as part of this soliciting material. A copy of the Annual Report is available without charge upon request. Please direct your request to Brantley Capital Corporation, Attention: Tab A. Keplinger, 20600 Chagrin Boulevard, Suite 1150, Cleveland, Ohio 44122, phone number: (216) 283-4800. A self-addressed postage paid card for requesting a copy of the Annual Report is provided with this proxy statement for your convenience.

AUTHORIZATION OF THE SALE OF COMMON STOCK

BELOW NET ASSET VALUE

Description Of Proposal And Required Vote

      The Company is asking the stockholders to authorize the Company for a period of one year, to sell up to 6,000,000 shares of its Common Stock at prices per share below the then-current net asset value per share; provided, that any shares sold will be sold at prices per share equal to or greater than (i) $9.00 per share and (ii) the market price at the time of the offering.

      The Company is a closed-end, non-diversified investment company that is regulated as a business development company (a “BDC”) under the Investment Company Act of 1940 (the “1940 Act”). Since the Company’s Common Stock began trading in December 1996, it has consistently traded at a discount from net asset value per share. In general, shares of BDCs that invest primarily in mezzanine securities that generate ordinary income tend to trade at a premium to net asset value per share while shares of BDCs that invest primarily in private equity securities tend to trade at a discount from net asset value per share.

      Thus, if the Company proceeds with its plans to raise capital through sales of shares of its Common Stock in either a public offering or a private financing, the price per share for its stock in such offering or financing is likely to be below the then-current net asset value per share. The 1940 Act generally provides that the Company may sell its Common Stock at prices per share below the then-current net asset value per share, provided that:

•	the holders of a majority of the outstanding voting securities, and the holders of a majority of the outstanding voting securities that are not affiliated persons of the Company, approve the Company’s policy and practice of making such sales below net asset value per share at a meeting of stockholders within one year immediately prior to any such sale;

•	such sales are approved by a required majority of the directors as being in the best interests of the Company and its stockholders; and

•	a required majority of the directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any distributing commission or discount.

With respect to this proposal, the 1940 Act defines “a majority of the outstanding voting securities” of a company as (1) 67% or more of the voting securities present at such meeting if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (2) 50% of the outstanding voting securities, whichever of the two is the lesser. In addition, the 1940 Act defines “required majority” as both (1) a majority of the BDC’s directors who have no financial interest in the proposed transaction, plan or arrangement, and (2) a majority of such directors who are not interested persons of the BDC.

Background Of The Company

      The Company provides equity and long-term debt financing to small and medium-sized private companies in a variety of industries throughout the United States. In addition, the Company invests a portion of its assets in small-capitalization public companies. The investment objective of the Company is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.

      Historically, the Company has focused its investing activities on private equity securities intended to provide long-term capital appreciation. The Company typically does not receive a cash return on its private equity investments until a liquidity event occurs, but instead seeks to achieve long-term capital appreciation in net asset value through such investments. The Company generally structures its private equity investments as participating preferred stock with an 8% to 10% dividend yield that accumulates and is paid upon a liquidity event. The Company’s private equity investments typically range from $1 to $5 million, and the Company generally expects these investments to achieve liquidity within three to five years. The Company has also invested a portion of its assets in equity-linked securities, primarily in the form of mezzanine debt with warrants. Mezzanine financing is subordinated debt financing often accompanied by “equity kickers,” such as warrants. It is generally a second or later round of financing for a portfolio company prior to an initial public offering.

      The Company’s management believes that its portfolio companies have significant potential for long-term growth in sales and earnings. Since the completion of the Company’s initial public offering, management has focused its investment activities on securing new investments for the Company’s portfolio. However, given the nature of the Company’s current portfolio and the fact that this portfolio as a whole is maturing, management is now seeking to position the more mature portfolio companies for appropriate liquidity events. The Company is continuously monitoring portfolio company results and evaluating opportunities to maximize the value of its investments. In that regard, the Company periodically evaluates potential acquisitions, financing transactions, initial public offerings, strategic alliances, and sale opportunities involving portfolio companies. These transactions and activities are generally not disclosed to stockholders and the investing public until such time as the transactions are publicly announced or completed, as the case may be. Any such transaction could have an impact on the valuation of the Company’s investments. However, these revised valuations would generally not be adjusted until the transaction is publicly announced or completed.

      From the Company’s inception in 1996 to date, the Company has invested a total of $25.8 million in 12 private companies. At September 30, 2001, these investments had a stated fair value of $43.0 million, a 67% increase over the original cost, with equity securities representing $39.4 million of the Company’s private portfolio and mezzanine securities making up the other $3.6 million. The Company’s investing activity has increased its net asset value per share to $14.09 as of September 30, 2001, representing a 41% appreciation since the Company began operations. See “Recent Portfolio Transactions.”

      The Company anticipates that its current assets will be fully invested within the next twelve months. In addition, the Company believes that current market conditions, influenced by more stringent credit standards of commercial banks and more conservative capital structures sought by entrepreneurs and equity sponsors, have created an increased demand for mezzanine investments. Therefore, the Company believes it is appropriate to seek additional capital through one or more public or private offerings of its Common Stock.

      The Company has filed a registration statement with the Securities and Exchange Commission (the “Commission”) for an offering of up to 5,750,000 shares of its Common Stock. It is anticipated that those shares will be sold in an underwritten offering after the registration statement becomes effective. Accompanying this proxy statement is a copy of the Company’s preliminary prospectus dated              , 2002 (the “Preliminary Prospectus”) that has been filed with the Commission as part of the registration statement. The Preliminary Prospectus is subject to amendment prior to effectiveness of the registration statement. The proposed lead underwriter for this offering is Friedman, Billings, Ramsey & Co., Inc. (“Friedman, Billings, Ramsey”), located at 1001 Nineteenth Street North, Arlington, Virginia, 22209. On January 9, 2002, the last reported sales price of the Company’s Common Stock was $10.75 per share. The net asset value per share of the Company’s Common Stock at September 30, 2001 was $14.09.

      The Company intends to use a substantial portion of the net proceeds from this proposed offering to significantly expand its origination of mezzanine investments. In connection with the Company’s intended expansion of its origination of mezzanine investments, the Board added the provision of current income to the Company’s investment objective. Under the 1940 Act, the Company is not required to obtain stockholder approval to amend its investment objective. Currently, mezzanine investments represent approximately 8.0%

of the Company’s investment portfolio. As the Company invests the net proceeds from the proposed offering, it expects that mezzanine investments will represent a much larger percentage of the Company’s assets than they currently do. The mezzanine investments are expected to provide a current cash return to the Company in the form of interest and origination fees. Although the Company typically participates in any increase in the equity value of the companies to whom the Company provides mezzanine financing through warrants or other equity rights, the Company anticipates that its mezzanine investments will provide less potential for appreciation in its net asset value than its private equity investments, but will instead provide higher current income that may be distributed to the Company’s stockholders. In the future, the Company may seek to leverage its portfolio by utilizing borrowings to fund its investments.

      The Company’s future mezzanine investments are expected to range in size from $2 to $7 million. The Company expects to structure these investments, similar to its existing mezzanine investments, as subordinated notes with a fixed interest rate ranging from 12% to 18%, an equity feature such as warrants to buy equity in the portfolio company at a nominal price, and maturities of five to seven years. Upon the closing of new mezzanine investments, the Company expects to receive an origination fee from the portfolio company, typically 2% of its investment. The Company’s mezzanine investment activities target companies that have demonstrated predictable and sustainable cash flows from operations, strong tangible assets, reasonable financial leverage relative to cash flows from operations, and reasonable prospects to retire at least 50% of their senior indebtedness within three years of the Company’s investment.

Considerations of the Board of Directors Regarding the Proposal

      In determining whether or not to sell shares at prices per share below the then-current net asset value per share, the Board has fiduciary obligations to act in the best interests of the Company and its stockholders and must comply with the other requirements of the 1940 Act described above. In this regard, the Board will consider, among other factors, the extent of the discount of the market price from net asset value, the prospects for further growth in the Company’s net asset value and the prospects for an equity or other financing at another time.

      During late 2000, the Board began to explore various strategic alternatives to enhance the Company’s growth and stockholder value. Many potential options were evaluated, including:

•	maintaining the Company’s current capitalization until a realization event occurs;

•	prematurely liquidating part or all of the portfolio in an attempt to monetize projected unrealized gains; or

•	raising additional equity capital, potentially by offering shares of Common Stock at prices below net asset value.

      The Board ultimately determined that continuing to operate the Company at its current size or attempting to realize premature liquidity events within the portfolio would not enhance the market value of the Company’s stock and would limit its ability to generate recurring dividend income sought by the investment community and stockholders. Therefore, since shares of BDCs that invest primarily in mezzanine investments tend to trade at a premium to net asset value per share, the Board decided that the Company should raise additional equity capital specifically to develop that portion of the Company’s portfolio that is designed to produce a regular stream of dividend income.

      In February of 2001, the Board began discussing the method by which it would add a significant current income component to the portfolio. Shortly thereafter, the Company attempted to purchase an existing portfolio of mezzanine loans, which would have been financed by seller paper and Company Common Stock. However, that transaction was not consummated.

      On August 31 and September 21, 2001, the Board met to consider the possibility of adopting a proposal to offer shares of Common Stock of the Company at prices below net asset value for a period of one year. At this meeting, presentations were made by legal counsel regarding regulatory and legal issues and by Friedman, Billings, Ramsey addressing the historical performance of yield-focused and equity-focused BDCs. Eventually, the Board determined that it would be in the best interests of the Company and its stockholders to adopt a policy or procedure to raise additional equity capital at prices that might be below net asset value, and invest the proceeds of the offering in mezzanine investments that produce recurring income. The Board as a whole, and the independent directors voting separately, voted to adopt the proposal.

      In reaching this determination, the Board considered the following factors and information:

•	the viability of various strategic alternatives to enhance the Company’s growth and stockholder value;

•	alternative means of establishing a mezzanine investment portfolio, including purchasing an existing portfolio as discussed above;

•	current market conditions, influenced by more stringent lending standards of banks and more conservative capital structures sought by entrepreneurs and equity sponsors, creating an increased demand for mezzanine financing;

•	that mezzanine investments are expected to provide a current cash return to the Company in the form of interest and origination fees, and could to some extent, also permit the Company to participate in any increase in the equity value of the companies to whom it provides mezzanine financing through warrants or other equity rights, although the Company anticipates that its mezzanine investments will provide less potential for appreciation in its net asset value than the Company’s private equity investments;

•	a presentation made by Friedman, Billings, Ramsey regarding the historical performance of yield-focused and equity-focused BDCs;

•	the potential dilution that could be experienced by current stockholders if additional equity capital is raised at a discount to net asset value;

•	the effect of an issuance of shares on the amount of management fees paid by the Company to the Investment Adviser;

•	the performance of the Investment Adviser and the mezzanine investments currently in the Company’s portfolio; and

•	the addition of a new portfolio principal to the Investment Adviser with specific experience in mezzanine lending.

      In addition, the Board considered the following risks associated with expanding its mezzanine investments:

•	Investing in private companies involves a high degree of risk, which can result in substantial losses and should be considered speculative. Such companies typically depend on the managerial talents and efforts of one person or group of persons for their success, and the death, disability or resignation of one or more of these persons could have a material adverse impact on their company. Small businesses may also experience substantial variations in operating results and may be more vulnerable to customer preferences, market conditions or economic downturns, which may adversely affect the return on the Company’s investment in such business.

•	The Company’s borrowers may default on their payments. Lending to small and medium-sized companies may involve a higher degree of default risk then lending to larger, more established companies. The Company’s securities are typically junior to any bank debt that the portfolio company has, and the Company’s securities are often unsecured. To the extent that the Company has a secured position in a portfolio company, its claims will be subordinated to the claims of any senior lenders. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in any collateral for the loan.

•	There is uncertainty regarding the value of the Company’s privately-held securities. The Company values its privately-held investments based on a determination of their value made in good faith by the Board on a quarterly basis in accordance with established guidelines. Cost is the primary factor used to determine fair value both initially and on an ongoing basis until significant developments provide a basis for value other than cost. Due to the uncertainty inherent in valuing securities that are not publicly-traded, the Company’s determinations of fair value may differ significantly from the values that would exist if a ready market for these securities existed.

      See the section entitled “Risk Factors” on page 8 of the Preliminary Prospectus for a listing of additional risks and other factors relating to the Company’s structure and investment objective.

      On October 26, 2001, the Company mailed a proxy statement to Stockholders soliciting votes on a proposal to authorize the Company for a period of one year to sell up to 12,500,000 shares of Common Stock at prices per share below the then-current net asset value per share. After considering stockholder concerns about the proposal, the Board met on November 20, 2001 to discuss postponing the special meeting of stockholders and revising the proposal in order to better clarify the Company’s intentions. The Board unanimously approved revising the proposal to reduce the number of shares being authorized to 6,000,000 and to provide that such shares may only be sold at prices equal to or greater than (i) $9.00 per share and (ii) the market price at the time of the offering.

      In addition to all of the factors discussed above, the Board considered that the Company’s Investment Adviser has notified the Board that it will defer the portion of their investment advisory fee attributable to any increase in net assets resulting from a public offering of Common Stock of the Company. The deferred portion of the fee would become payable when the closing price per share of the Company’s Common Stock reaches $12.00 on any three consecutive trading days after a public offering.

      The Board believes that approval of the revised proposal is important because of the flexibility it would provide to the Company to raise additional equity capital at prices per share below net asset value so that the Company can expand its mezzanine investments. The Company believes that the benefits from expanding its mezzanine investments will provide the Company with an opportunity to grow and expand its business and also provide the potential to receive recurring income that can be paid to stockholders in the form of dividends.

      The Board recommends that you vote FOR the authorization of the Company, for a period of one year, to sell up to 6,000,000 shares of its Common Stock at prices per share below the then-current net asset value per share, provided that any shares sold will be sold at prices per share equal to or greater than (i) $9.00 and (ii) the market price at the time of the offering.

Effects Of Issuance Of Shares At A Price Per Share Below Current Net Asset Value Per Share

      If the stockholders approve this proposal, the Company will be permitted, but not required or otherwise obligated, for a period of one year, to sell up to 6,000,000 shares of its Common Stock, at prices per share below the then-current net asset value per share provided that any shares sold will be sold at prices per share equal to or greater than (i) $9.00 per share and (ii) the market price at the time of the offering. The sale of a substantial number of shares of Common Stock at prices per share below the net asset value per share would dilute the net asset value per share of the Company’s Common Stock. Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potential dilutive effect of such sales.

      Dilution in net asset value per share represents the difference between the net asset value per share of Common Stock prior to an offering and the net asset value per share of Common Stock immediately after the completion of an offering.

      The Company’s net asset value as of September 30, 2001 was $53.7 million, or $14.09 per share based on the outstanding shares of Common Stock at September 30, 2001. See “Recent Portfolio Transactions.” The Company’s net asset value reflects the aggregate valuation of the Company’s total assets, less the Company’s total liabilities. Since the assets of the Company include shares of publicly-traded securities, any change in the aggregate market value of such securities could cause a corresponding change in the net asset value of the Company’s Common Stock. For those portfolio securities that are privately held, the fair value of those securities is determined in good faith by the Board. Thus, any change in the aggregate fair value of privately-held securities as determined by the Board would also cause a corresponding change in the net asset value of the Company’s Common Stock. The Company’s net asset value has fluctuated in the past due to these factors, and is likely to continue to do so in the future.

      The Company’s Common Stock is traded on the Nasdaq National Market under the symbol “BBDC” and historically has traded at prices below net asset value per share. The following table sets forth, for the periods indicated, the net asset value per share of Common Stock, the high and low sales prices per share of the Common Stock and the percentage of the discount from the high and low sales price per share of the

Common Stock to net asset value per share of the Common Stock. Prior to September 23, 1999, the Common Stock traded on the Nasdaq SmallCap Market under the same symbol. On January 9, 2002, the last reported sales price of the Common Stock was $10.75 per share.

		Range of
	Net Asset	Sales Prices		Discount from High	Discount from Low
	Value per			Sales Price	Sales Price
	Share(1)	High	Low	to Net Asset Value	to Net Asset Value

Year ended December 31, 1999

First Quarter	$12.77	$8.625	$6.750	32.5%	47.2%

Second Quarter	13.02	8.500	6.500	34.7	50.1

Third Quarter	13.42	8.625	6.875	35.7	48.8

Fourth Quarter	13.76	8.000	7.125	41.9	48.2
Year ended December 31, 2000

First Quarter	13.96	12.000	7.750	14.0	44.5

Second Quarter	13.97	10.750	8.375	23.1	40.1

Third Quarter	14.18	10.250	8.188	27.7	42.3

Fourth Quarter	13.63	9.875	7.500	27.6	45.0
Year ended December 31, 2001

First Quarter	13.67	8.750	7.500	36.0	45.1

Second Quarter	14.55	9.500	7.750	34.7	46.7

Third Quarter	14.09	9.410	7.690	33.2	45.4

Fourth Quarter	N/A	10.890	8.000	N/A	N/A
Year ending December 31, 2002

First Quarter (through January 9, 2002)	N/A	11.000	10.600	N/A	N/A

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high or low sales price. The net asset values shown are based on outstanding shares at the end of each period.

     The price at which shares of the Common Stock will be issued in any future offering pursuant to the authorization sought by this proxy statement would be at approximately the market value, rather than the net asset value, of such Common Stock at the time of the offering or financing. The Company cannot predict the future market value or net asset value of the Common Stock, and thus, the Company cannot predict the prevailing discount between market value and net asset value, if any, at the time of any future offering. However, based on the historical market prices of shares of the Company’s Common Stock and the Company’s net asset value, it is likely that the shares of Common Stock issued by the Company in an offering pursuant to the authorization sought by this proxy statement will be issued at a price per share below the net asset value per share of the Common Stock.

      Based on an offering of 5,750,000 shares of Common Stock of the Company, and a net asset value per share of $14.09 at September 30, 2001, the following table presents information with respect to potential dilution to the Company’s existing investors resulting from an offering or financing on a per share basis:

	Assumed public offering price

	$9.00	$10.00	$12.00

Net Asset Value per share before offering	$14.09	$14.09	$14.09

Adjusted net asset value per share after offering	10.65	11.21	12.33

Dilution to existing shareholders	(3.44)	(2.88)	(1.76)

      The issuance of additional shares of Common Stock will also have an effect on the gross amount of management fees paid by the Company to the Investment Adviser. The Investment Advisory Agreement with the Investment Adviser provides for a management fee payable to the Investment Adviser as compensation for managing the Company’s investment portfolio. The management fee is computed as a percentage of the Company’s average net assets. The increase in the Company’s net assets resulting from any such issuance would cause a corresponding increase in the gross amount of management fees payable to the Investment Adviser, but would not increase or decrease the management fee as a percentage of net assets. Certain officers and directors of the Company are also owners of interests in the Investment Adviser. In connection with the proposal, the Investment Adviser has agreed to defer the portion of its fee payable as a result of the increase in net assets from a public offering of Company Common Stock until the closing price of Company Common Stock reaches $12.00 per share on any three consecutive trading days after a public offering. The increase in the investment advisory fee will continue to accrue but will not become due and payable until the closing price of Company Common Stock reaches $12.00 per share on any three consecutive trading days after a public offering.

      The Board believes that the dilution in net asset value per share resulting from offerings of shares of the Company’s Common Stock may be significantly outweighed by the benefits of such offerings to the Company and its stockholders.

Recent Portfolio Transactions

      On December 21, 2001, Flight Options, Inc, one of the Company’s original portfolio companies, and Raytheon Travel Air, a Wichita, Kansas-based unit of Raytheon Company (NYSE:RTN), a Lexington, Mass. based defense contractor, agreed to combine operations into one fractional aircraft ownership program to be known as Flight Options. Under the terms of the transaction, Flight Options, Inc. will hold 50.1% ownership of the new business with Raytheon holding 49.9%.

      As a result of the transaction described above, the Board met to review the terms of the transaction including, among other things, a valuation review prepared by an investment banking firm working on the transaction. Pursuant to the Company’s written policy that governs the valuation of its assets, the Board values privately held investments, like Flight Options Inc. In adjusting the value of any given portfolio company, the Board applies various methods under the valuation guidelines to determine value. They may use, when available, third-party transactions in a portfolio company’s securities as the basis of valuation. This basis of valuation is referred to as the “private market method” and is used only with respect to completed transactions or firm offers made by sophisticated, independent investors. See “Determination of Net Asset Value” in the Preliminary Prospectus.

      Consistent with the Company’s valuation guidelines, the Board used the private market method to value the Company’s investment in Flight Options, Inc. and approved an increase in the value of the Company’s investment in Flight Options, Inc. to $32,500,000 from its September 30, 2001 valuation of $17,779,379, resulting in a $14,720,621 or $3.86 per share unrealized gain to be reported in the fourth quarter of 2001. The Company’s investment in Flight Options has an original cost basis of $5,562,500. At September 30, 2001, the Company’s last reported net asset value per share was $14.09.

      Historically, the Company has focused its investing activities on private equity securities. The Company began making such investments in 1997 and is now entering into a phase of the business plan which emphasizes positioning the more mature portfolio companies for appropriate liquidity events. As a result, the Company is continuously monitoring portfolio company results and evaluating opportunities to maximize the valuation of its investments. In that regard, the Company periodically evaluates potential acquisitions, financing transactions, initial public offerings, strategic alliances, and sale opportunities involving its portfolio companies. Any such transaction could have an impact on the valuation of the Company’s investments. These transactions and activities are generally not disclosed to the Company’s stockholders and the investing public until such time as the transactions are publicly announced or completed, as the case may be.

      Pursuant to the terms of the investment advisory agreement, dated November 26, 1996, the amount of the fee payable to the Company’s investment adviser will increase based on the increase in average net assets as a result of the increase in the valuation of the Company’s investment in Flight Options, Inc. See “The Investment Advisory Agreement” in the Preliminary Prospectus.

Board Recommendation and Vote Required

      The Board believes this proposal is important because of the flexibility it would provide the Company to raise additional equity capital at prices below its net asset value per share so that the Company can continue to grow and expand its portfolio company investments. Consequently, the Board recommends that the stockholders vote “FOR” this proposal.

The Board recommends that you vote FOR the authorization of the Company, for a period of one year, to sell up to 6,000,000 shares of its Common Stock at prices per share below the then-current net asset value per share, provided that any shares sold will be sold at prices per share equal to or greater than (i) $9.00 and (ii) the market price at the time of the offering.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND BENEFICIAL OWNERS

      The following table sets forth as of January 10, 2002, the number of shares of the Company’s Common Stock beneficially owned by each of its current directors and executive officers and all directors and executive officers as a group, according to information furnished to the Company by such persons, except as noted below. The address for each of the directors and executive officers is 20600 Chagrin Boulevard, Suite 1150, Cleveland, Ohio 44122.

	Amount and Nature of	Percent
Name	Beneficial Ownership	of Class(1)

L. Patrick Bales	8,800(2)(3)	*

Benjamin F. Bryan	12,643(2)(3)	*

Paul H. Cascio(4)	68,445(2)(5)	1.77%

Michael J. Finn(4)	114,237(2)(6)	2.92%

Phillip Goldstein	260,300(7)	6.83%

Tab A. Keplinger	34,584(2)(8)	*

James P. Oliver	4,000(2)(9)	*

Robert P. Pinkas(4)	379,322(2)(10)	9.17%

Peter Saltz	15,000(2)(9)	*

James M. Smith	4,000(2)(9)	*

Shawn M. Wynne	—	*

All Directors and Executive Officers as a Group (11 persons)	901,331	20.7%

*	Shares owned are less than one percent of class.

(1)	Based on 3,810,535 shares outstanding as of January 10, 2002.

(2)	Such person has sole voting and investment power with respect to the shares indicated as beneficially owned.

(3)	Includes 8,000 shares subject to stock option grants.

(4)	Owner of interest in the Investment Adviser.

(5)	Includes 58,334 shares subject to stock option grants. Excludes 41,666 unvested shares subject to stock option grants.

(6)	Includes 108,334 shares subject to stock option grants. Excludes 41,666 unvested shares subject to stock option grants.

(7)	Information regarding share ownership was obtained from the Schedule 13D that Phillip Goldstein and Andrew Dakos filed jointly as a group on May 22, 2001. Mr. Goldstein reported beneficial ownership of 253,400 shares of the Company’s Common Stock and Mr. Dakos reported beneficial ownership of 6,900 shares of the Company’s Common Stock. Because they filed the Schedule 13D as a group, the Company has aggregated their share ownership for purposes of this table. Mr. Goldstein reported sole voting power as to 156,500 shares of Common Stock, shared voting power as to 7,000 shares, and sole investment power as to 253,400 shares. Mr. Dakos reported sole voting and investment power as to 4,000 shares of Common Stock and shared voting investment power as to 2,900 shares.

(8)	Includes 33,334 shares subject to stock option grants. Excludes 41,666 unvested shares subject to stock option grants.

(9)	Includes 4,000 shares subject to stock option grants.

(10)	Includes 325,000 shares subject to stock option grants. Excludes 125,000 unvested shares subject to stock option grants.

     The following table sets forth information about one person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of its Common Stock:

	Amount and
	Nature of
Name and Address	Beneficial	Percent
of Beneficial Owner	Ownership	of Class

Richard A. Barone	400,180 (1)	10.5%
One Chagrin Highlands
2000 Auburn Drive, Suite 420
Cleveland, Ohio 44122

(1)	Information regarding share ownership was obtained from the Schedule 13D filed by Richard A. Barone on December 3, 2001. Richard A. Barone reported sole voting and investment power as to 20,000 shares of the Company’s Common Stock and shared investment power as to 380,180 shares of the Company’s Common Stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      Information contained in this proxy statement may contain “forward-looking statements” which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations or similar words or phrases. The matters described in this proxy statement, as well as those matters described in the section of the Preliminary Prospectus entitled “Risk Factors,” constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

      Any stockholder who is the record or beneficial owner of at least 1% or $2,000 in market value of the Company’s Common Stock entitled to be voted at the Company’s 2002 Annual Meeting (the “Annual Meeting”) and who has held such Common Stock for at least one year may present a proposal at the Annual Meeting.

      A stockholder who intends to present a proposal at the Annual Meeting, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company by February 15, 2002. The Company must receive notice of all other stockholder proposals for the Annual Meeting no later than May 12, 2002 or earlier than April 12, 2002, or the Company will consider them untimely, in which case the Company’s proxy shall confer discretionary voting authority regarding those stockholder proposals.

OTHER MATTERS

      Management does not know of any other matters that will come before the Special Meeting. In case any other matter should properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

      In the event that sufficient votes in favor of the proposals set forth in the Notice of the Special Meeting of Stockholders and Proxy Statement are not received by the time scheduled for the Special Meeting, the individuals named as proxies may move for one or more adjournments of the Special Meeting to permit further solicitation of proxies with respect to any such proposals. Any such adjournment will require the affirmative vote of a majority of the shares of Common Stock present at the Special Meeting.

***********************

      Please sign, date and return the proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your proxy will save the expense of further mailings.

By order of the Board of Directors

PAUL H. CASCIO,
Vice President and Secretary

January   , 2002

BRANTLEY CAPITAL CORPORATION

PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRANTLEY CAPITAL CORPORATION

The undersigned hereby appoints Robert P. Pinkas and Michael J. Finn, and each of them, the proxies of the undersigned, with full power of substitution, to vote all Common Stock of Brantley Capital Corporation which the undersigned is entitled to vote at the Special Meeting of Stockholders of Brantley Capital Corporation, on February 28, 2002, and at any adjournments thereof.

IF NO INSTRUCTION IS INDICATED, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED “FOR” THE APPROVAL OF THE PROPOSAL LISTED ON THIS PROXY.

PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE

THE SIGNATURE(S) ON THIS PROXY SHOULD CORRESPOND WITH THE NAME(S) IN WHICH YOUR STOCK IS REGISTERED. WHEN STOCK IS REGISTERED JOINTLY IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. A PROXY GIVEN BY A CORPORATION SHOULD BE SIGNED IN THE CORPORATE NAME BY THE CHAIRMAN OF ITS BOARD OF DIRECTORS, ITS PRESIDENT, VICE PRESIDENT, SECRETARY OR TREASURER.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PLEASE MARK VOTES

[X]	AS IN THIS EXAMPLE

BRANTLEY CAPITAL CORPORATION

				FOR	AGAINST	ABSTAIN
1.	Authority to sell, for a period of one year, up to 6,000,000 shares of Common Stock, below the then-current net asset
value per share, provided, that the price per share shall
be greater than or equal to (i) $9.00 per share and
			(ii) the market price at the time of the offering.	[ ]	[ ]	[ ]

Mark box at right if an address change or comment has been noted on the reverse side of this card	[ ]	2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

RECORD DATE SHARES:

Date
Please be sure to sign and date this Proxy.

Stockholder sign here	Co-owner sign here ________________

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